Exhibit 23.2

To the Board of Directors of Maple X Inc. (‘the Company’)

Subject: Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the registration statement (Form S-11), dated January 31, 2023 of the Company and to the inclusion therein, of our report dated June 28, 2022 related to the consolidated financial statements of the Company as of December 31, 2021 and for each of the two years in the period ended December 31, 2021.

/s/ Ziv Haft

Ziv Haft.
Certified Public Accountants (Isr.)
BDO Member Firm

Tel Aviv,

January 31, 2023